Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-209925 of Pinnacle Financial Partners, Inc. on Form S-3 and Registration Statement Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816, 333-135411, 333-147804, 333-148251, 333-158825, 333-180865, 333-195712 and 333-206092 of Pinnacle Financial Partners, Inc. on Form S-8 of our report dated February 29, 2016, related to the consolidated financial statements of BNC Bancorp and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, which appear in the Annual Report on Form 10-K of BNC Bancorp for the year ended December 31, 2015.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

January 23, 2017